Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement as amended on Form S-3 of Elite Pharmaceuticals, Inc., File No. 333-120531 pertaining to shares of Common Stock of Elite Pharmaceuticals, Inc., of our report dated June 8, 2004, except for the fourth and fifth paragraphs of Note 13, as to which the date is June 24, 2004, with respect to the consolidated financial statements of Elite Pharmaceuticals, Inc., included in the Annual Report (Form 10-K) for the year ended March 31, 2004.


                                        /s/Miller, Ellin & Company, LLP
                                           Miller, Ellin & Company, LLP
                                           Certified Public Accountants


New York, New York
December 9, 2004